Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 3, 2002, with respect to the balance sheet of KeyCorp Student Loan Trust 2002-A in the KeyCorp Student Loan Trust 2002-A Prospectus Supplement, dated September 18, 2002, and to the incorporation by reference of our report in the Registration Statement (Form S-3, No. 333-62624) and related Prospectus of KeyCorp Student Loan Trusts each dated August 31, 2001.

       /s/ Ernst & Young

Cleveland, Ohio
September 19, 2002